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                                                                      Exhibit 12

                          Lockheed Martin Corporation
               Computation of Ratio of Earnings to Fixed Charges
                  For the Nine Months Ended September 30, 2000
                          (In millions, except ratio)

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
Earnings
Loss from continuing operations before income taxes                          $(51)
Interest expense                                                              676
Amortization of debt premium and discount, net                                 (2)
Portion of rents representative of an interest factor                          49
Losses and undistributed earnings of 50% and less than 50%
     owned companies, net                                                      21
                                                                             ----

Adjusted earnings from continuing operations before income taxes             $693
                                                                             ====

Fixed Charges
Interest expense                                                             $676
Amortization of debt premium and discount, net                                 (2)
Portion of rents representative of an interest factor                          49
Capitalized interest                                                            1
                                                                             ----

Total fixed charges                                                          $724
                                                                             ====

Ratio of Earnings to Fixed Charges                                            .96
                                                                             ====
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